Exhibit 99.1

FOR IMMEDIATE RELEASE

Yerbaé Announces Proposed AMENDMENTS TO
Unsecured Convertible Debentures

SCOTTSDALE, Ariz., May 29, 2025 — Yerbaé Brands Corp. (TSX-V: YERB.U; OTCQX: YERBF) (“Yerbaé” or the “Company”), a plant-based functional beverage corporation, is pleased to announce its intention to extend (the “Maturity Date Adjustment”) the maturity date (the “Maturity Date”) of an principal amount of US$3,802,000 in unsecured convertible debentures (each, a “Debenture”) issued on April 13, 2023, and May 5, 2023 and amend provisions related to their redemption in the event of a change of control (the “Change of Control Redemption Extension” and together with the Maturity Date Adjustment, the “Amendments”).

Maturity Date Adjustment

The Debentures, originally set to mature on April 30, 2025, bear interest at a rate of 6% per annum, payable on the earlier of the Maturity Date or the date of conversion of the Debentures. Interest payments are to be made in common shares (each, a “Share”) of the Company, valued at the Market Price as such term is defined in the policies of the TSX Venture Exchange (“TSXV”). Additionally, the principal amount of the Debentures is convertible at the holder’s option into Shares at a conversion price of US$1.40 per Share, subject to adjustment for customary events.

Before the Maturity Date, Yerbaé sought approval from 66-2/3% of the Debenture holders in accordance with terms of the Convertible Debenture Indenture (the “Indenture”) between the Company and Odyssey Trust Company (the “Trustee”) in connection with the Debenture financing.

Change of Control Redemption Extension

Yerbaé has also sought approval from 66-2/3% of the Debenture holders, as required by the Indenture, to amend the Change of Control Purchase Date from 30 days after the delivery of a Change of Control Notice and Change of Control Purchase Offer by the Company to Debenture holders (as such terms are defined in the Indenture), to 90 days after such date.

Approval

Both the Maturity Date Adjustment and the Change of Control Redemption Extension are subject to approval of the TSXV. Although Yerbaé has secured the requisite approval from Debenture holders, certain Debentures also need to be removed from deposit with CDS to have their votes accepted as registered holders of the Debentures in order to effect the Amendments.

The Company and the Trustee plan to enter into a supplemental indenture to enact the Extraordinary Resolution, the Maturity Date Adjustment and the Change of Control Redemption Extension. As part of this initiative, Yerbaé is confident that these extensions will provide additional flexibility and benefit to all involved.

For more information on the Debentures, see the Company’s news releases dated April 13, 2025 and May 5, 2023 filed under its profile on SEDAR+ at www.sedarplus.ca.

Yerbaé Brands Corp.

Founded in 2017 by Todd Gibson and Karrie Gibson, Yerbaé Brands Corp., (TSX-V: YERB.U; OTCQX: YERBF) is disrupting the functional beverage marketplace with great tasting, zero sugar, zero calorie beverages, while using plant-based ingredients that are designed to meet the needs of the wellness forward consumer. Harnessing the power of nature, Yerbaé’s key ingredient (yerba mate, a South American herb) is known to produce 196 different vitamins, minerals and nutrients as well as caffeine.

By combining yerba mate with its premium ingredients and flavors, Yerbaé provides consumers with a no compromise functional beverage solution. All Yerbaé beverages are zero calorie, zero sugar, non-GMO, and gluten free.

Find us @DrinkYerbaé on Instagram, Facebook, Twitter and TikTok, or online at https://yerbae.com.

Contact Information:

For Yerbaé

Investors:
investors@yerbae.com
480.471.8391

Todd Gibson, CEO
todd@yerbae.com
480.471.8391

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the applicable securities laws. All statements other than statements of historical facts contained in this press release are forward-looking statements, including, but not limited to, statements regarding the Amendments and their respective approvals by the TSXV and holders of the Debentures following certain re-registrations. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to: Yerbaé’s inability to obtain TSXV approval for the Amendments or the inability of certain holders of the Debenture to effect their re-registrations; changes in applicable laws or regulations; the possibility that Yerbaé may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties not in the direct control of the Company. Moreover, Yerbaé operates in very competitive and rapidly changing environments. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond Yerbaé’s control, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements speak only as of the date they are made. Yerbaé gives no assurance that it will achieve the expectations stated herein. Readers are cautioned not to put undue reliance on forward-looking statements, and except as required by law, Yerbaé assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.